Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Increases Quarterly Cash Distribution 3.5% to $1.025 Per Unit on Growth Outlook; and Updates 2012 Guidance

TULSA, OKLAHOMA, April 30, 2012 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial results for the quarter ended March 31, 2012 (the “2012 Quarter”). Coal sales revenues increased 5.4% to $429.6 million due to higher sales volumes and pricing compared to the quarter ended March 31, 2011 (the “2011 Quarter”). These increases were offset by higher operating costs and the pass through of losses related to the White Oak Resources LLC (“White Oak”) development project, which led to lower EBITDA and net income in the 2012 Quarter. Compared to the 2011 Quarter, EBITDA fell 7.6% to $131.5 million and net income declined 13.0% to $83.0 million, or $1.54 per basic and diluted limited partner unit. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2012 Quarter to $1.025 per unit (an annualized rate of $4.10 per unit), payable on May 15, 2012 to all unitholders of record as of the close of trading on May 8, 2012. The announced distribution represents a 15.2% increase over the cash distribution of $0.89 per unit for the 2011 Quarter and a 3.5% increase over the cash distribution of $0.99 per unit for the 2011 fourth quarter (the “Sequential Quarter”).

“During the 2012 Quarter, our operations performed well – meeting production and cost targets,” said Joseph W. Craft III, President and Chief Executive Officer. “A mild winter and a slow economy delayed coal deliveries during the 2012 Quarter as inventories at our operations grew 575,000 tons more than planned causing our earnings to be below expectations. We view this inventory build as a timing delay as we expect these tons will be shipped over the balance of the year and benefit earnings in the upcoming quarters. We recently completed the acquisition of the Onton mine and have updated our 2012 guidance to include this transaction and to reflect the start of the Tunnel Ridge longwall in late May. Our other projects at Gibson South and White Oak continue to move forward and we remain focused on delivering growth to our unitholders. Reflecting this confidence, our Board of Directors again increased quarterly cash distributions by 3.5% – the sixteenth consecutive quarter of distribution increases to unitholders.”

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Consolidated Financial Results

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Reflecting higher coal sales prices and volumes, revenues rose to $443.6 million in the 2012 Quarter, an increase of 4.8% compared to the 2011 Quarter. Improved pricing in the Illinois Basin and Central Appalachia offset lower export sales volumes in Northern Appalachia and drove total average coal sales price realizations higher in the 2012 Quarter to $54.99 per ton sold, a 1.7% increase compared to the 2011 Quarter. Higher coal sales volumes at the River View and Tunnel Ridge mines, as well as increased brokerage sales volumes, pushed sales volumes up 3.6% in the 2012 Quarter to 7.8 million tons.

Increases at the River View and Tunnel Ridge mines also contributed to record coal production of 8.5 million tons in the 2012 Quarter, an increase of 3.6% compared to the 2011 Quarter. These higher coal sales and production volumes led to increased sales-related expenses, materials and supplies expenses, labor-related expenses and maintenance costs, which combined to drive operating expenses in the 2012 Quarter higher by 6.8% to $273.5 million.

Reflecting the previously discussed increase in brokerage coal sales during the 2012 Quarter, outside coal purchases rose $10.4 million compared to the 2011 Quarter. General and administrative expenses increased to $14.3 million in the 2012 Quarter, primarily as a result of higher compensation-related expenses and legal and other professional services. Depreciation, depletion and amortization increased $5.2 million to $43.0 million in the 2012 Quarter compared to the 2011 Quarter, primarily as a result of capital expenditures related to expansion of production capacity at the River View mine and infrastructure improvements at various other operations. Net interest expense decreased $3.4 million compared to the 2011 Quarter as a result of increased capitalized interest associated with ARLP’s ongoing growth projects.

As anticipated, ARLP’s financial results for the 2012 Quarter were negatively impacted by losses related to White Oak’s development of its Mine No.1. Since our equity investment in White Oak entitles ARLP to receive substantially all distributions from White Oak until we achieve our contractual preferred return, accounting rules require us to currently reflect substantially all of White Oak’s income and losses. As a result, for the 2012 Quarter, net equity in loss of affiliates increased $3.8 million over the 2011 Quarter primarily due to the allocation of approximately $4.0 million of losses related to White Oak’s mine development activities.

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Regional Results and Analysis

(in millions, except per ton data)	2012 First Quarter	2011 First Quarter	% Change Quarter / Quarter	2011 Fourth Quarter	% Change Sequential
Illinois Basin
Tons sold	6.513	6.174	5.5%	6.429	1.3%
Coal sales price per ton(1)	$51.91	$50.21	3.4%	$50.63	2.5%
Segment Adjusted EBITDA Expense per ton(2)	$30.95	$29.19	6.0%	$31.55	(1.9)%
Segment Adjusted EBITDA(2)	$136.9	$130.7	4.7%	$122.9	11.4%

Central Appalachia
Tons sold	0.509	0.595	(14.5)%	0.629	(19.1)%
Coal sales price per ton(1)	$80.48	$78.98	1.9%	$81.59	(1.4)%
Segment Adjusted EBITDA Expense per ton(2)	$60.44	$56.36	7.2%	$65.53	(7.8)%
Segment Adjusted EBITDA(2)	$10.2	$13.6	(25.0)%	$10.1	1.0%

Northern Appalachia
Tons sold	0.708	0.769	(7.9)%	0.857	(17.4)%
Coal sales price per ton(1)	$62.06	$65.94	(5.9)%	$83.40	(25.6)%
Segment Adjusted EBITDA Expense per ton(2)	$62.45	$53.72	16.3%	$69.43	(10.1)%
Segment Adjusted EBITDA(2)	$0.3	$10.3	(97.1)%	$12.8	(97.7)%

Total(3)
Tons sold	7.812	7.538	3.6%	8.171	(4.4)%
Coal sales price per ton(1)	$54.99	$54.08	1.7%	$56.57	(2.8)%
Segment Adjusted EBITDA Expense per ton(2)	$36.80	$34.40	7.0%	$39.39	(6.6)%
Segment Adjusted EBITDA(2)	$145.7	$154.6	(5.8)%	$142.8	2.0%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes White Oak, other, corporate and eliminations.

Reflecting higher Illinois Basin and brokerage sales volumes, ARLP sold 7.8 million tons of coal in the 2012 Quarter, an increase of 3.6% over the 2011 Quarter. Compared to the Sequential Quarter, however, weak market conditions drove brokerage coal sales and export volumes lower in the 2012 Quarter as total coal sales volumes fell by 4.4%. Coal sales volumes increased from the 2011 and Sequential Quarters in the Illinois Basin primarily as a result of strong sales and production performance from the River View mine. Lower coal sales volumes in Central Appalachia reflect delayed contract shipments during the 2012 Quarter and the loss of a production unit at the Pontiki mine due to regulatory action during the 2011 third quarter. Delayed shipments of tons contracted for delivery into high-priced export market impacted coal sales from the Mountain View mine and resulted in lower Northern Appalachian coal sales volumes in the 2012 Quarter, compared to both the 2011 and Sequential Quarters. We currently expect these delayed export shipments will be fulfilled at the contract price during the second and third quarters of 2012; however, total metallurgical sales for the 2013 fiscal year may be closer to 800,000 tons compared to the approximate 1,000,000 tons per year level shipped during the 2011 and 2012 fiscal years. As mentioned above, brokerage sales volumes were higher compared to the 2011 quarter; however, versus the Sequential Quarter, brokerage volumes declined by 174,000 tons during the 2012 Quarter.

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Total coal inventory of approximately 1.1 million tons at the end of the 2012 Quarter were comparable to ending inventory for the 2011 Quarter and approximately 900,000 tons above year end 2011 levels. Similar to 2011, ARLP currently anticipates coal inventories to trend lower throughout the balance of this year.

Compared to the 2011 Quarter, ARLP continued to benefit from improved contract pricing, particularly in the Illinois Basin, as total average coal sales price increased 1.7% to $54.99 per ton sold. Sequentially, total coal sales prices decreased 2.8% due primarily to export shipment delays in Northern Appalachia.

Total Segment Adjusted EBITDA Expense per ton in the 2012 Quarter increased 7.0% compared to the 2011 Quarter, reflecting the previously discussed increases in operating expenses, as well as higher costs and reduced productivity due to continued stringent regulatory compliance requirements – particularly in Central Appalachia. In the Illinois Basin, higher Segment Adjusted EBITDA Expense per ton was primarily the result of increased labor costs in the 2012 Quarter as compared to the 2011 Quarter. In Central Appalachia, Segment Adjusted EBITDA Expense per ton was higher in the 2012 Quarter compared to the 2011 Quarter as a result of difficult mining conditions at MC Mining as the mine transitions to a new reserve area and the impact of losing a production unit at the Pontiki mine due to regulatory action during the Sequential Quarter. Higher Segment Adjusted EBITDA Expense per ton in Northern Appalachia reflects increased cost per ton of purchased coal, higher expenses at the Tunnel Ridge mine as it prepares to initiate longwall production in May and increased maintenance costs at the Mountain View mine. Sequentially, total Segment Adjusted EBITDA Expense per ton in the 2012 Quarter declined by 6.6% primarily as a result of comparatively higher costs in the Sequential Quarter due to seasonal production fluctuations, a longwall move at the Mountain View mine in Northern Appalachia and the idling of the Pontiki mine in Central Appalachia for 28 days due to the previously mentioned regulatory action, as well as comparatively lower costs in the 2012 Quarter due to increased production in the Illinois Basin from the low-cost River View mine.

Outlook

Commenting on ARLP’s outlook Mr. Craft continued, “Relying on the strength of our sales contract position, the Onton acquisition and the longwall startup at Tunnel Ridge, ARLP remains focused on delivering another year of record operating and financial results in 2012. Achieving this objective will not be easy, as year-over-year electricity generation and coal demand have fallen sharply. With coal stockpiles at near record levels, traders and utilities continue to aggressively resell their previously purchased coal driving short-term coal prices to unsustainable levels. Although it will take time to work through the current supply overhang, we continue to be encouraged by longer term supply/demand fundamentals – particularly in the Illinois Basin and Northern Appalachia. As the coal markets settle, we will stay focused on managing customer relationships, controlling costs and positioning ARLP to take advantage of growth opportunities in the future.”

Adjusting for results to date and updating current estimates to include the Onton mine acquisition and revised estimates from White Oak, ARLP currently anticipates the following full year guidance for 2012:

Coal Production and Sales Volumes – ARLP is currently anticipating 2012 coal production in a range of 35.2 to 36.4 million tons. Coal sales volumes are now estimated in a range of 35.6 to 36.9 million tons, of which approximately 98.0% is contractually

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committed and priced. ARLP has also secured coal sales commitments for approximately 34.6 million tons, 28.8 million tons and 21.5 million tons in 2013, 2014 and 2015, respectively, of which approximately 4.9 million tons in 2013 and 3.8 million tons in both 2014 and 2015 remain open to market pricing.

Per Ton Revenue and Cost Estimates – ARLP currently expects 2012 revenues in a range of $2.06 to $2.12 billion, excluding transportation revenues. Despite current expectations of reduced export sales volumes and pricing, total average coal sales prices in 2012 are still estimated to be higher than 2011 realizations by approximately 1.0% to 3.0%, but below our original expectations of 2.0% to 4.0%. Reflecting our currently anticipated coal sales and production mix for 2012, we now expect realized margins per ton to be approximately 4.0% to 6.0% below last year.

EBITDA and Net Income – For 2012, ARLP is adjusting its anticipated ranges for consolidated EBITDA to $585.0 to $615.0 million and net income to $345.0 to $385.0 million. Consolidated estimates for 2012 continue to reflect the negative effects of ARLP’s White Oak investments on EBITDA, $20.0 to $25.0 million, and net income, $15.0 to $20.0 million. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Capital Expenditures and Equity Investments – During the 2012 Quarter, ARLP continued to make progress on its major growth projects at Tunnel Ridge, Gibson South and White Oak, as well as planned mine extensions, infrastructure improvements and maintenance projects at various operations. In addition, the Onton No. 9 mine acquisition was completed earlier this month. Reflecting progress to date on its previously announced capital projects and updating for the Onton acquisition, ARLP currently anticipates total 2012 capital expenditures, including maintenance capital, in a range of $565.0 to $610.0 million. Reflecting revised estimates from White Oak, ARLP’s total capital expenditures for 2012 currently include approximately $95.0 to $110.0 million for reserve acquisitions and construction of surface facilities related to the White Oak mine development project. In addition, ARLP now expects to fund approximately $60.0 to $80.0 million of its preferred equity investment commitment to White Oak during 2012.

ARLP’s balance sheet remained strong, with approximately $319.9 million of available liquidity at March 31, 2012. To enhance future liquidity, ARLP expects to complete a new bank financing in May 2012 to increase its existing revolving credit and term loan facilities.

A conference call regarding ARLP’s 2012 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 711-8198 and provide pass code 37030595. International callers should dial (617) 597-5327 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 18917126. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia, including a new mining complex in West Virginia. ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to air and water quality and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor

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and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 28, 2012 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Tons Sold	7,812	7,538
Tons Produced	8,512	8,220

SALES AND OPERATING REVENUES:
Coal sales	$429,599	$407,685
Transportation revenues	6,585	9,300
Other sales and operating revenues	7,402	6,273

Total revenues	443,586	423,258

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	273,515	256,118
Transportation expenses	6,585	9,300
Outside coal purchases	14,181	3,789
General and administrative	14,289	12,420
Depreciation, depletion and amortization	43,033	37,862

Total operating expenses	351,603	319,489

INCOME FROM OPERATIONS	91,983	103,769
Interest expense, net	(5,912)	(9,310)
Interest income	93	105
Equity in loss of affiliates, net	(3,778)	—
Other income	215	587

INCOME BEFORE INCOME TAXES	82,601	95,151
INCOME TAX BENEFIT	(367)	(229)

NET INCOME	$82,968	$95,380

GENERAL PARTNERS’ INTEREST IN NET INCOME	$25,587	$21,005

LIMITED PARTNERS’ INTEREST IN NET INCOME	$57,381	$74,375

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.54	$1.99

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.99	$0.86

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,826,980	36,748,915

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$188,959	$273,528
Trade receivables	119,608	128,643
Other receivables	564	3,525
Due from affiliates	3,161	5,116
Inventories	73,503	33,837
Advance royalties	7,559	7,560
Prepaid expenses and other assets	8,913	11,945

Total current assets	402,267	464,154

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,087,996	1,974,520
Less accumulated depreciation, depletion and amortization	(826,137)	(793,200)

Total property, plant and equipment, net	1,261,859	1,181,320

OTHER ASSETS:
Advance royalties	30,420	27,916
Due from affiliate	776	—
Equity investments in affiliates	41,652	40,118
Other long-term assets	16,479	18,010

Total other assets	89,327	86,044

TOTAL ASSETS	$1,753,453	$1,731,518

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$82,658	$96,869
Due to affiliates	1,015	494
Accrued taxes other than income taxes	19,233	15,873
Accrued payroll and related expenses	33,626	35,876
Accrued interest	6,625	2,195
Workers’ compensation and pneumoconiosis benefits	9,511	9,511
Current capital lease obligations	662	676
Other current liabilities	18,830	15,326
Current maturities, long-term debt	33,000	18,000

Total current liabilities	205,160	194,820

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	671,000	686,000
Pneumoconiosis benefits	56,064	54,775
Accrued pension benefit	27,400	27,538
Workers’ compensation	68,222	64,520
Asset retirement obligations	71,103	70,836
Long-term capital lease obligations	2,340	2,497
Other liabilities	7,464	6,774

Total long-term liabilities	903,593	912,940

Total liabilities	1,108,753	1,107,760

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,874,949 and 36,775,741 units outstanding, respectively	961,739	943,325
General Partners’ deficit	(277,203)	(279,107)
Accumulated other comprehensive loss	(39,836)	(40,460)

Total Partners’ Capital	644,700	623,758

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,753,453	$1,731,518

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$113,384	$120,848

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(105,339)	(63,782)
Changes in accounts payable and accrued liabilities	(5,244)	(4,836)
Proceeds from sale of property, plant and equipment	15	54
Purchase of equity investment in affiliate	(4,400)	—
Payments to affiliate for development of coal reserves	(18,000)	—
Advances/loans to affiliate	(776)	—
Other	268	528

Net cash used in investing activities	(133,476)	(68,036)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(171)	(166)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,734)	(2,324)
Cash contributions by General Partners	150	87
Distributions paid to Partners	(60,722)	(50,995)

Net cash used in financing activities	(64,477)	(53,398)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(84,569)	(586)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	273,528	339,562

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$188,959	$338,976

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•	our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•

the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended March 31,		Three Months Ended December 31,	Year Ended December 31,
	2012	2011	2011	2012E Midpoint
Net income	$82,968	$95,380	$91,702	$365,000
Depreciation, depletion and amortization	43,033	37,862	43,098	208,000
Interest expense, gross	8,773	9,350	8,921	39,000
Capitalized interest	(2,954)	(145)	(14,315)	(11,500)
Income tax benefit	(367)	(229)	(210)	(500)

EBITDA	131,453	142,218	129,196	600,000
Interest expense, gross	(8,773)	(9,350)	(8,921)	(39,000)
Income tax benefit	367	229	210	500
Estimated maintenance capital expenditures(1)	(46,816)	(38,634)	(34,569)	(195,800)

Distributable Cash Flow	$76,231	$94,463	$85,916	$365,700

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(1)	Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the current five-year planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.50 per produced ton compared to the estimated $4.70 per produced ton in 2011. Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others. We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
Operating expense	$273,515	$256,118	$296,744
Outside coal purchases	14,181	3,789	24,785
Other (income) loss	(215)	(587)	357

Segment Adjusted EBITDA Expense	$287,481	$259,320	$321,886
Divided by tons sold	7,812	7,538	8,171

Segment Adjusted EBITDA Expense per ton	$36.80	$34.40	$39.39

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
EBITDA (See reconciliation to GAAP above)	$131,453	$142,218	$129,196
General and administrative	14,289	12,420	13,636

Segment Adjusted EBITDA	$145,742	$154,638	$142,832

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